Exhibit 99.5
The Express Scripts-Medco Merger’s Approach to Better Patient Care
Even the most effective treatments cannot help patients if they are not used properly. Gaps in care related to medication non-adherence affects millions of Americans. The Express Scripts-Medco merger will help close these gaps by combining Express Scripts’ expertise in behavioral science with Medco’s expertise in advanced clinical pharmacy.
Non-adherence is a pervasive problem that costs lives and dollars. Removing the complex barriers to changing patient behavior is a critical challenge:

•	An estimated 50% of patients fail to take their medications as prescribed[1]
•	33% of patients don’t fill the prescriptions written by their physician[2]

•	30% of patients stop taking prescribed medication prematurely[3]

•	25% of patients take less than their doctor-recommended dose[4]
•	Non-adherence to prescribed medications accounts for nearly 20% of all hospitalizations and almost 125,000 deaths each year[5]
•	In a study of patients with diabetes and heart disease, non-adherent patients had significantly higher mortality rates than adherent patients — 12.1% versus 6.7%, respectively[6]
•	Medication non-adherence is estimated to result in up to $290 billion in unnecessary costs per year — 13% of total health expenditures[7]
•	In a study of patients with chronic vascular disease, adherence led to a reduction in health care spending by as much as $7,800 per patient, per year[8]
An Express Scripts-Medco combination will address this issue by leveraging Express Scripts’ expertise in behavioral science and Medco’s expertise in patient-centered clinical care:
•	Express Scripts’ Consumerology® initiative applies advanced behavioral science to identify and change common behaviors that prevent patients from adhering to their prescription medications
•	Proprietary computer-generated models accurately identify — up to a year in advance — which patients are at greatest risk of non-adherence

•	Simple-to-use tools effectively remind and encourage patients to take their medications
•	Dose Alert: A timer attached to a prescription vial beeps at pre-set intervals

•	Therapy Adherence Proactive Outreach: An automated phone call diagnoses why a patient is at risk of non-adherence and then provides an appropriate intervention
•	The Select Home Delivery Program allows members the choice and convenience of using Express Scripts’ mail order pharmacy or a retail pharmacy
•	Adherence is up to 8% higher for patients in this program[9]

•	Savings estimated at $27 per member, per year[10]

[1]	New England Healthcare Institute’s report, “Thinking Outside the Pillbox: A System-wide Approach to Improving Patient Medication Adherence for Chronic Disease,” August 2009.

[2]	National Council on Patient Information and Education, “Enhancing Prescription Medicine Adherence: A National Action Plan,” August 2007.

[3]	Ibid

[4]	Ibid

[5]	Vermiere, E., et al. Patient Adherence to Treatment: Three Decades of Research. A Comprehensive Review. J Clin Pharm Ther. 2001 Oct; 26(5): 331-42.

[6]	Ho PM, Magid DJ, Masoudi FA, McClure DL, Rumsfeld JS. Adherence to Cardioprotective Medications and Mortality Among Patients with Diabetes and Ischemic Heart Disease. BMC Cardiovas Disord. 200 15; 6-48.

[7]	New England Healthcare Institute’s report, “Thinking Outside the Pillbox: A System-wide Approach to Improving Patient Medication Adherence for Chronic Disease,” August 2009.

[8]	Roebuck et al. Medication Adherence Leads to Lower Health Care Use and Costs Despite Increased Drug Spending. Health Affairs, 30, no.1 (2011): 91-99.

[9]	ESI 2009 Annual Report

[10]	ESI 2010 Drug Trend Report

•	Medco’s Therapeutic Resource Centers are highly specialized pharmacies uniquely configured to address the most prevalent and serious chronic conditions
•	Expertly trained staff guided by clinical protocols assess patients’ prescription orders along with barriers to adherence

•	Pharmacists provide in-depth counseling to patients as well as reminders to take their prescribed medications

•	Are proven effective — closing more than 2.3 million clinical gaps in care in 2010 with a projected savings of approximately $900 million[11]
•	An analysis of 600,000 patients showed that Medco closed 81% of gaps in care related to patients with diabetes not adhering to diuretic medications[12]

•	The same analysis demonstrated that Medco closed 74% of gaps in care related to patients with high cholesterol not adhering to statin medications[13]
•	Medco’s Cognitive Care Initiative — a 26-week collaboration with community pharmacies throughout Illinois — significantly improved adherence and increased the value offered by local pharmacies
•	The initiative identified 2,400 adherence gaps through its advanced clinical database and sent gap-in-care alerts to Illinois community pharmacists[14]

•	Community pharmacists were trained to provide expert patient counseling on why adherence matters and techniques that improved adherence for 74% of these gaps[15]

•	Community pharmacists in the program filled 48% more prescriptions after patient counseling[16] and closed 27% more adherence gaps[17] than control pharmacies

•	The success of this pilot program led to additional partnerships with community pharmacists in New Mexico and Florida
The combined entity’s investment in innovative, evidence-based protocols will accelerate the delivery of advanced healthcare solutions:
•	Medco and Express Scripts complement and enhance physicians’ skills by offering advanced services to deliver tailored treatments with the highest levels of efficacy, value, and speed
•	A Medco Research Institute/Mayo Clinic study showed that a simple genetic test reduces hospitalization rates by nearly a third for patients on warfarin, a widely-prescribed blood thinner[18]

•	The Medco Research Institute discovered that tamoxifen, a drug used to treat breast cancer, is ineffective in women who have certain genetic variations, [19]enabling doctors to instead prescribe an alternative therapy that has greater effectiveness
•	The ability to analyze aggregated prescription data for millions of patients will enable both companies to more effectively assess how medications work
•	Access to this data will provide greater speed in conducting research leading to a short “discovery to practice” timeline of typically less than 1 year[20]

•	For example, Medco discovered that using heartburn medications in combination with a widely prescribed blood thinner, Plavix, increased risk of heart attack by 74%[21] — allowing the company to

[11]	Medco 2010 Annual Report

[12]	Medco Integrated Data, 6-client analysis, ~600K lives over 90 days

[13]	Ibid

[14]	Medco Health Solutions Illinois Pilot Project

[15]	Ibid

[16]	Ibid

[17]	Ibid

[18]	Medco 2010 Annual Report

[19]	https://www.medcoresearchinstitute.com/community/oncology/tamoxifen

[20]	Medco Data

[21]	Ibid

place safety warnings in its system to alert pharmacists to potential danger even before the FDA issued an advisory

•	This discovery resulted in a 28% reduction in the use of this combination of medications for Medco Pharmacy patients[22]
Cautionary Statement Regarding Forward-Looking Statements
This document contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, as they relate to Medco Health Solutions, Inc. or Express Scripts, Inc., the management of either such company or the transaction, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Medco and Express Scripts undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, the possibility that (1) Medco and Express Scripts may be unable to obtain stockholder or regulatory approvals required for the merger or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed merger may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of Medco and Express Scripts; (4) the proposed merger may involve unexpected costs; (5) the businesses may suffer as a result of uncertainty surrounding the proposed merger; and (6) the industry may be subject to future risks that are described in SEC reports filed by Medco and Express Scripts.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Medco and Express Scripts described in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.
Additional Information and Where to Find It
In connection with the proposed merger, Express Scripts, Inc. will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Medco and Express Scripts, and a prospectus of Express Scripts, as well as other relevant documents concerning the proposed merger. Stockholders are urged to read the registration statement and the proxy statement/prospectus contained therein regarding the merger when they become available and any other relevant documents as well as any amendments or supplements to those documents, because they will contain important information.
You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Medco and Express Scripts, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, in the Investor Relations portion of the Medco website at http://www.medcohealth.com under the heading “Investors” and then under “SEC Filings.” Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Investor Relations, 100 Parsons Pond Drive, Franklin Lakes, NJ, 07417, 201-269-3400.
Participants in Solicitation
Medco and Express Scripts and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Medco in connection with the proposed merger. Information about the

[22]	Ibid

directors and executive officers of Medco and their ownership of Medco common stock is set forth in the proxy statement for the Medco 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 8, 2011. Information about the directors and executive officers of Express Scripts and their ownership of Express Scripts common stock is set forth in the proxy statement for the Express Scripts’ 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 21, 2011. Additional information regarding the interests of those persons and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.